Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on the Form S-1 as filed with the SEC of our audit report dated March 29, 2022, with respect to the balance sheets of RemSleep Holdings, Inc. as of December 31, 2021 and 2020 and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021. Our report dated March 29, 2022, relating to those financial statements, includes an emphasis of matter paragraph relating to substantial doubt as to RemSleep Holding, Inc.'s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Fruci & Associates II, PLLC

Spokane, Washington

June 15, 2022